UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Amendment No. 2
to
FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2013
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CHINA CARBON GRAPHITE GROUP, INC.
(Exact name of Company as specified in its charter)
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Nevada	333-114564	98-0550699
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o XingheYongle Carbon Co., Ltd.
787 XichengWai
Chengguantown
Xinghe County
Inner Mongolia, China
(Address of principal executive offices) (Zip Code)

(86) 474-7209723
Company’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant's Certifying Accountant.

On March 31, 2013, China Carbon Graphite Group, Inc. (the “Company”) dismissed its independent registered public accounting firm, BDO China Dahua CPA Co., Ltd. (“BDO China Dahua”.

The reports of BDO China Dahua on the consolidated financial statements of the Company as of December 31, 2011 and 2010 and for the years then ended did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

The decision to change independent registered public accounting firm was approved by the Audit Committee of the Board of Directors of the Company.

(a) During the process of auditing of the Company’s consolidated statements for the year ended December 31, 2012, the Company and BDO China Dahua disagreed with the amount of adequate audit evidence needed to support the Company’s year-end accounts to meet the requirements of BDO China Dahua; (b) the Board of Directors of the Company discussed these disagreement with BDO China Dahua; and (c) the Board of Directors of the Company has authorized BDO China Dahua to respond fully to inquiries of the successor independent registered public accounting firm concerning this matter.

The disagreement between the Company and BDO were as follows:

1 BDO China Dahua and the Company do not agree on the amount of allowance for accounts receivable. BDO China Dahua suggested a reserve of $3.25 million bad debt allowance as of December 31, 2012. The Company believes that most of it is collectable. Due to lack of subsequent accounts receivable collections, the Company was not able to provide supportable evidence of the accounts receivable balance.

2 BDO China Dahua considered all the $4.76 million interest as expense because BDO China Dahua believes that the Company’s loans are for working capital purpose only. The Company was not able to provide agreements showing that the loans are used for construction. The Company believes that the Company is entitled to capitalize part of the interest expenses regardless of the purpose of the loans.

3 BDO China Dahua and the Company did not agree on the Company's ability to continue as a going concern. BDO China Dahua believed there were negative financial indicators showing that the Company has a going concern issue, the Company has enormous amount of liabilities, three consecutive years with substantial negative operating cash flows, significant reliance on short-term debt and inventory notes payable. And also, the Company has decreasing revenues, decreasing profits, which causing inability to make financing interest payments. The Company's management did not agree with this assessment, but did not provide adequate evidence to support the next twelve months of operations.

There were no “reportable events” as described in Item 304(a)(1)(v) of Regulation S-K other than: At December 31, 2011, the Company reported a material weakness in its internal control over financial reporting related to: (i) lack of entity level controls establishing a “tone at the top”, including but not limited to, communication between committee members and senior management regarding corporate decisions and planning; (ii) insufficient knowledge of accounting and financial reporting with respect to the requirements and application of both U.S. GAAP and SEC guidelines; (iii) an inadequate amount of review by management of the financial statement reporting process, including understanding and reporting all required disclosures necessary, by those in charge of corporate governance; (iv) lack of corporate governance policies in place, such as an internal audit function, fraud and risk assessment policies and a whistleblower policy; and (v) inadequate segregation of duties over certain information system access controls.

On March 31, 2013, concurrent with the dismissal of BDO China Dahua CPA Co., Ltd., China Carbon Graphite Group, Inc., upon the approval of the Company’s audit committee, engaged KCCW Accountancy Corp. (“KCCW”) as its new independent registered public accounting firm to audit and review the Company’s consolidated financial statements effective immediately. During the years ended December 31, 2011 and 2012, and any subsequent period through the date hereof prior to the engagement of KCCW, neither the Company, nor someone on its behalf, has consulted KCCW regarding:

(i) either: the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and either a written report was provided to the Company or oral advice was provided that KCCW concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or

(ii) any matter that was either the subject of a disagreement or a reportable event, each as defined in Item 304 of Regulation S-K.

 On March 31, 2013, the Company provided BDO China Dahua with a copy of this Current Report on Form 8-K and requested that BDO China Dahua furnish the Company with a letter addressed to the United States Securities and Exchange Commission stating whether BDO China Dahua agrees with the above statements.  A copy of such letter is attached as Exhibit 16.1 to this Current Report on Form 8-K.

Section 9. Financial Statements and Exhibits.

(d)   Exhibits

Exhibit No.	Description

16.1	Letter from BDO China Dahua CPA Co., Ltd. to the SEC, dated April 25, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Carbon Graphite Group, Inc.

Date: April 25, 2013

By: /s/ Donghai Yu
Donghai Yu, Chief Executive Officer, President and Director